[Letterhead of C.K. Cooper & Company]

February 15, 2013

Board of Directors

Armada Oil, Inc.

10777 Westheimer Road; Suite 1100

Houston, TX 77042

Re: Consent of C. K. Cooper & Company, Inc.

To Whom It May Concern:

We hereby consent to the reference to our firm and the role we played in the development of the proposed transaction as described in the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 (File No. 333-185185), as filed with the Securities and Exchange Commission on November 29, 2012, and amendments thereto (collectively, the “Registration Statement”), including the references to our firm in the Registration Statement under the heading “The Acquisition.”

In giving this consent, we do not admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

C. K. COOPER & COMPANY

_________________________________

Alexander G. Montano

Managing Director